Exhibit 99.1

SWS Group, Inc. Reports Fiscal 2012 Third Quarter Net Income of $8.3 Million

Bank’s Classified Assets Down 49 Percent from Year Ago;

Retail Segment Makes Recruiting Gains

DALLAS, May 8, 2012 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today reported net income of $8.3 million for its fiscal 2012 third quarter, or $0.04 per diluted share, as compared to a net loss of $2.1 million, or $0.07 per diluted share, in the third quarter of fiscal 2011. Diluted earnings per share (EPS) for the third quarter of fiscal 2012 includes the dilutive effect of the assumed exercise of existing warrants to purchase 17.4 million shares of SWS common stock.

Revenues in the fiscal 2012 third quarter were $91.6 million, an increase of $2.1 million from $89.5 million in the same quarter of fiscal 2011. The largest contributor to the increase in revenues was a $1.5 million increase in commission revenue, primarily due to increased volume in the Company’s institutional segment. Net revenues (total revenues less interest expense) were down $2.2 million as the interest cost from the $100 million capital raise completed in July 2011 increased interest expense by $3.0 million in the fiscal 2012 third quarter, as compared to the same period last fiscal year.

“At SWS, we remain encouraged by the progress we have made in executing our plan thus far to strengthen our banking segment while continuing to pursue opportunities to grow our broker-dealer business lines. Notably, we are seeing renewed traction in our recruiting efforts, having added a net total of 16 advisers in the private client and independent channels, as well as new hires in the institutional segment during the fiscal 2012 third quarter,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “In our banking subsidiary, we reduced total classified assets by 49 percent at the close of the third quarter, as compared to the same time last year, and reduced total non-performing assets by 28 percent in the same period. We hope to build on these trends in the months ahead.”

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SWS Reports Third Quarter Fiscal 2012 Results / 2

A non-cash credit of $12.5 million from the change in the value of the warrants issued to Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners (“Oak Hill”) reduced operating expenses in the fiscal 2012 third quarter to $63.0 million from $81.3 million in the third quarter of fiscal 2011. This decrease was primarily due to a decrease in the Company’s stock price between December 30, 2011 and March 30, 2012. The additional decline in expenses was driven by a $4.7 million decrease in the loan loss provision at the Company’s banking subsidiary, Southwest Securities, FSB (“the Bank”), from the fiscal 2011 third quarter to the third quarter of fiscal 2012.

For the first nine months of fiscal 2012, the Company recorded a net loss of $4.4 million, or $0.14 per diluted share, on net revenues of $220.9 million, as compared to a net loss of $23.2 million, or $0.71 per diluted share, on net revenues of $265.9 million for the first nine months of fiscal 2011. The results for the first nine months of fiscal 2012 include a $6.9 million unrealized loss on the change in the value of the warrants issued to Hilltop and Oak Hill.

Clearing Segment

The clearing segment recorded a pre-tax loss of $537,000 on net revenues of $4.8 million in the fiscal 2012 third quarter, as compared to a pre-tax loss of $44,000 on net revenues of $5.3 million in the same period last fiscal year. Total correspondent clearing customer assets under custody increased to $14.9 billion at March 30, 2012, from $14.5 billion at March 25, 2011. Revenue per ticket increased approximately 30 percent to $6.09 for the three months ended March 30, 2012, from $4.68 for the three months ended March 25, 2011, while the total number of tickets processed fell to approximately 390,000 from approximately 599,000 for the same periods, respectively.

Operating expenses in the segment remained flat at $5.3 million in the fiscal 2012 third quarter, as compared to the third quarter of fiscal 2011.

Retail Segment

The retail segment posted a pre-tax loss of $1.0 million in the third quarter of fiscal 2012, as compared to a pre-tax loss of $650,000 in the same quarter last fiscal year. Net revenues in the segment increased slightly to $25.9 million for the quarter, from $25.6 million in the third quarter of fiscal 2011. At March 30, 2012, total customer assets were $12.8 billion and assets under management were $705.0 million, as compared to total customer assets of $12.3 billion and assets under management of $615.0 million at March 25, 2011.

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SWS Reports Third Quarter Fiscal 2012 Results / 3

Retail segment operating expenses increased 3 percent to $27.0 million for the fiscal 2012 third quarter, from $26.2 million in the fiscal 2011 third quarter. The increase was primarily due to a $742,000 increase in compensation and recruiting expenses.

Institutional Segment

The institutional segment’s pre-tax income increased 5 percent to $10.0 million for the fiscal 2012 third quarter on net revenues of $33.8 million, as compared to pre-tax income of $9.5 million on net revenues of $32.8 million for the fiscal 2011 third quarter. Commission revenue increased $1.4 million, while investment banking fees were $1.2 million higher in the fiscal 2012 third quarter compared to the third quarter of fiscal 2011. Portfolio trading commissions accounted for $1.0 million of the increase in commission revenue due to a one time change in customer business mix. In the same period, there was a $2.0 million increase in municipal finance fees due to increased volume in the new issue market during the quarter, which led to the increase in investment banking fees. The increase in municipal finance fees was partially offset by a $400,000 decrease in both corporate finance and taxable fixed income fees in the third quarter of fiscal 2012, as compared to the third quarter of fiscal 2011. Net gains on principal transactions decreased $2.0 million, or 19 percent, primarily due to a decline in municipal trading gains during the fiscal 2012 third quarter as compared to the fiscal 2011 third quarter.

Institutional segment operating expenses increased 2 percent to $23.8 million for the fiscal 2012 third quarter from $23.3 million in the same period last fiscal year, primarily due to increased commissions and other employee compensation expense.

Banking Segment

The banking segment posted pre-tax income of $2.6 million on net revenues of $12.6 million for the third quarter of fiscal 2012, as compared to a pre-tax loss of $3.8 million on $13.9 million of net revenues in the third quarter of fiscal 2011. The decline in net revenues was primarily due to a 16 percent decrease in the Bank’s average loan balances, as well as a 71 basis point decrease in the net yield on earning assets. This decline was offset by a decrease in the net losses on the sale of real estate owned (REO) and an increase in income earned on the Bank’s equity investments.

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SWS Reports Third Quarter Fiscal 2012 Results / 4

The Bank’s operating expenses decreased 43 percent to $10.0 million for the fiscal 2012 third quarter, from $17.6 million in the third quarter of fiscal 2011. This decrease was primarily due to a $4.7 million decrease in the Bank’s loan loss provision and a $2.2 million decrease in other expenses. At March 31, 2012, the Bank’s allowance for loan losses was $26.2 million, or 4.13 percent of loans held for investment excluding purchased mortgage loans, compared to $47.3 million, or 4.93 percent of loans held for investment excluding purchased mortgage loans, at March 31, 2011.

Non-performing assets decreased 28.2 percent from $104.6 million at March 31, 2011, to $75.1 million at March 31, 2012, while total classified assets decreased 49.1 percent from $255.3 million, or 132.7 percent of capital plus allowance for loan losses, at March 31, 2011, to $129.8 million, or 67.0 percent of capital plus allowance for loan losses, at March 31, 2012.

At March 31, 2012, the Bank’s Tier 1 core capital ratio was 12.3 percent and total risk-based capital ratio was 20.4 percent, compared to a Tier 1 core capital ratio of 9.6 percent and total risk-based capital ratio of 14.5 percent at March 31, 2011.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2012 third quarter on Wednesday, May 9, 2012, at 10 a.m. Eastern Time (9 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=86257 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

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SWS Reports Third Quarter Fiscal 2012 Results / 5

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income (Loss) Three Months Ended
	March 30, 2011	March 25, 2011	March 30, 2012	March 25, 2011
Clearing	$4,771	$5,279	$(537)	$(44)
Retail	25,944	25,596	(1,039)	(650)
Institutional	33,816	32,791	10,008	9,521
Bank	12,640	13,871	2,612	(3,753)
Other consolidated entities	(1,411)	390	1,704	(8,475)

Consolidated	$75,760	$77,927	$12,748	$(3,401)

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SWS Reports Third Quarter Fiscal 2012 Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 30, 2012 and June 24, 2011

(In thousands, except par values and share amounts)

	March 30, 2012	June 24, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$303,407	$298,903
Restricted cash and cash equivalents	30,044	—
Assets segregated for regulatory purposes	209,139	238,325
Receivable from brokers, dealers and clearing organizations	1,313,839	1,620,523
Receivable from clients, net of allowances	265,769	240,491
Loans held for sale	—	5,241
Loans, net	824,538	946,768
Securities owned, at fair value	244,153	221,587
Securities held to maturity	28,408	34,176
Securities purchased under agreements to resell	12,033	42,649
Goodwill	7,552	7,552
Securities available for sale	125,191	2,020
Other assets	142,977	143,922

Total assets	$3,507,050	$3,802,157

Liabilities and Stockholders’ Equity
Short-term borrowings	$126,000	$110,000
Payable to brokers, dealers and clearing organizations	1,240,227	1,568,033
Payable to clients	354,165	397,590
Deposits	1,061,647	1,106,471
Securities sold under agreements to repurchase	4,270	10,313
Securities sold, not yet purchased, at fair value	61,379	68,661
Drafts payable	27,502	23,656
Advances from Federal Home Loan Bank	78,746	94,712
Long-term debt, net	78,159	—
Warrants	31,067	—
Other liabilities	88,897	65,252

Total liabilities	3,152,059	3,444,688

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,607,401 shares at March 30, 2012; issued 33,312,140 and outstanding 32,285,076 shares at June 24, 2011	3,331	3,331
Additional paid-in capital	324,192	326,986
Retained earnings	30,388	34,813
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,983	765
Deferred compensation, net	3,364	3,308
Treasury stock (704,739 shares at March 30, 2012 and 1,027,064 shares at June 24, 2011, at cost)	(8,267)	(11,734)

Total stockholders’ equity	354,991	357,469

Total liabilities and stockholders’ equity	$3,507,050	$3,802,157

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SWS Reports Third Quarter Fiscal 2012 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and nine months ended March 30, 2012 and March 25, 2011

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 30, 2012	Three Months Ended March 25, 2011	Nine Months Ended March 30, 2012	Nine Months Ended March 25, 2011
Revenues:
Net revenues from clearing operations	$2,371	$2,805	$7,311	$8,065
Commissions	34,411	32,915	99,571	110,010
Interest	29,999	31,606	94,727	107,180
Investment banking, advisory and administrative fees	8,771	7,271	26,629	31,537
Net gains on principal transactions	8,529	10,544	22,444	30,386
Other	7,476	4,352	16,968	13,898

Total revenue	91,557	89,493	267,650	301,076

Interest expense	15,797	11,566	46,720	35,196

Net revenues	75,760	77,927	220,930	265,880

Non-Interest Expenses:
Commissions and other employee compensation	54,073	52,841	156,512	168,884
Occupancy, equipment and computer service costs	8,134	8,375	23,860	25,320
Communications	3,191	3,254	9,216	9,811
Floor brokerage and clearing organization charges	1,004	1,112	3,111	3,296
Advertising and promotional	1,049	702	2,276	2,057
Provision for loan loss	—	4,727	2,475	50,967
Unrealized (gain) loss on warrant valuation	(12,502)	—	6,931	—
Other	8,063	10,317	23,127	39,937

Total non-interest expense	63,012	81,328	227,508	300,272

Income (loss) before income tax expense (benefit)	12,748	(3,401)	(6,578)	(34,392)
Income tax expense (benefit)	4,486	(1,254)	(2,152)	(11,167)

Net income (loss)	8,262	(2,147)	(4,426)	(23,225)
Net income (loss) recognized in other comprehensive income (loss)	690	(110)	1,218	333

Comprehensive income (loss)	$8,952	$(2,257)	$(3,208)	$(22,892)

Income (loss) per share – basic
Net income (loss)	$0.25	$(0.07)	$(0.14)	$(0.71)

Weighted average shares outstanding – basic	32,716,251	32,501,344	32,589,539	32,510,570

Income (loss) per share – diluted
Net income(loss)	$0.04	$(0.07)	$(0.14)	$(0.71)

Weighted average shares outstanding – diluted	50,107,555	32,501,344	32,589,539	32,510,570

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com